Exhibit 10.3

PROMISSORY NOTE

$2,900,000	Durango, Colorado
October 31, 2021

PROMISSORY NOTE (as the same may hereafter be amended, supplemented, restated, replaced, increased, extended, consolidated or severed from time to time, this “Note”), dated as of October 31st, 2021, made by Artesian Valley Farm, LLC, a Colorado limited liability company (“AVF”) and Eurasia Energy Ltd., a corporation formed under the laws of the British West Indies (“Eurasia”, and together with AVF, “Maker”), in favor of Ronnie D. Guffey, an individual resident of the State of Colorado (the “Holder”, and together with Maker, the “Parties”).”

WITNESSETH:

WHEREAS, the Holder and Eurasia, have entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of September 3, 2021, whereby Eurasia will acquire all of the limited liability company membership interests in AVF from Holder;

WHEREAS, the Holder has agreed to accept this Note as evidence of certain payment obligations of Eurasia under the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Promise to Pay. Maker promises to pay to Holder the principal sum of TWO MILLION NINE HUNDRED THOUSAND DOLLARS ($2,900,000) (the “Loan Amount”), together with interest on the unpaid principal from and after the date hereof, and all other sums as provided below (the “Loan”).

2. Interest Rate. Interest on the unpaid principal, including accrued interest and any additional advances or disbursements by Maker, will accrue hereunder from the date hereof through and until September 3, 2022 (the “Maturity Date”), at an annual rate of three percent (3.00%) per annum. Interest on this Note shall be calculated based on a 360 day year.

3. Payments.

a.	Maker shall make an initial payment of principal and interest on this Note in the amount of $500,000 ninety (90) days from the date of allocation of the new symbol by FINRA (the “Initial Payment Date”).

b.	Contemporaneously with the sale or transfer of any of the Collateral, Maker shall remit one hundred percent (100%) of all proceeds from such sale to Holder in reduction of the outstanding Loan Amount.

c.	Maker shall remit fifty percent (50%) of all revenue or debt or capital raised between the date of this Note and the Maturity Date to Holder in reduction of the outstanding Loan Amount.

d.	The entire unpaid principal balance of this Note, plus all accrued but unpaid interest thereon, plus all other sums due hereunder, shall be due and payable in full on the Maturity Date.

e.	Payments due under the Note shall be made in U.S. currency. If any check or other instrument received by Holder as payment under this Note is returned to Holder unpaid, Holder may require that any or all subsequent payments due under this Note be made by (a) cash; (b) money order; or (c) certified check. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges, and advances paid or incurred by Holder or payable to Holder and interest under any provision of this Note, in such order as Holder, in its sole and absolute discretion, elects, (b) interest payable under the Note, and (c) principal under the Note. The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

4. Method of Payment. All payments due hereunder shall be paid in lawful money of the United States in accordance with written instructions provided by Holder, by cashier’s check, certified check, or by wire transfer of immediately available funds to an account specified by Holder.

5. Default and Acceleration. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

a. Failure to Pay. The Maker fails to pay (a) any principal amount of the Loan and interest when due; or (b) any other amount when due and such failure continues for 15 days after written notice to the Maker.

b. Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Maker to the Holder herein or in the Purchase Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

c. Breach of Covenants. The Maker fails to observe or perform any covenant, obligation, condition or agreement contained in the Purchase Agreement or the Note other than that specified in Section  5.a and such failure continues for 10 days.

d. Cross-Defaults. The Maker fails to pay when due any of its indebtedness (other than indebtedness under this Note or trade payables in the ordinary course of business) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise), such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, and such failure results in the acceleration of payments due by Maker.

e. Bankruptcy. (i) The Maker commences any case, proceeding or other action (x) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors; (ii) there is commenced against the Maker any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there is commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; (iv) the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Maker is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

f. Judgments. A judgment or decree is entered against the Maker and such judgment or decree has not been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

6. Security Interest.

a.	Definitions.

i.	“Collateral” means all of the following, whether now owned or hereafter acquired: all Accounts; all Chattel Paper; all Commercial Tort Claims; all Contracts; all Deposit Accounts, all Documents; all General Intangibles, including, without limitation, Intellectual Property; all Goods, Equipment, Inventory and Fixtures; all Instruments, including, without limitation, all Promissory Notes; all Investment Property; all Letter-of-Credit Rights; all Money; all Securities Accounts; all Supporting Obligations; all other goods and personal property of Maker, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Maker; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

ii.	“Contracts” means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Maker now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

iii.	“Secured Obligations” means (a) the obligation of Maker to repay Holder all of the unpaid principal amount of, and accrued interest on (including any interest that accrues after the commencement of bankruptcy), this Note and (b) the obligation of Maker to pay any fees, costs or expenses of Holder under this Note.

iv.	“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Colorado; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Holder’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Colorado, the term “UCC” shall mean the Uniform Commercial Code as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

v.	In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: “Account”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Documents”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Proceeds”, “Promissory Notes”, “Securities Account”, and “Supporting Obligations”. Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Maker.

b.	Grant of Security Interest. To secure the Loan evidenced by this Note and Maker’s payment obligations hereunder, the Maker hereby grants to the Holder a security interest, lien and mortgage in and to, and agrees and acknowledges that the Holder has, and shall continue to have, a security interest, lien and mortgage in and to the Collateral, wherever located, however arising or created and whether now owned or existing or hereafter arising, created or acquired. Maker shall give the Holder, promptly upon request, the original of any certificate of title and provide and/or file all other documents or instruments necessary to have the lien of the Holder noted on any such certificate or with the appropriate state office. Maker shall execute and deliver, or shall cause to be executed and delivered, to Holder such UCC-1 financing statements and other instruments, agreements, assignments, notifications or other documents relating to the Collateral as Holder may from time to time request in order to evidence, perfect or continue the perfection of Holder’s liens upon any of the Collateral. Maker shall also perform, at Maker’s sole cost and expense, any and all steps, and shall pay the amount of all reasonable expenses necessary to defend and enforce the Holder’s security interest in the Collateral.

c.	Representations and Warranties Regarding the Security Interest. The full amount of this Note is secured by the Collateral. Maker represents and warrants that: (i) except for the security interest created hereby in favor of Holder, Maker is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all liens and security interests, (ii) no effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Maker in favor of Holder, (iii) this Note creates a legal and valid security interest on and in all of the Collateral in which Maker now has rights and will create a legal and valid security interest in the Collateral in which Maker later acquires rights, (iv) Maker’s name is correctly set forth above; Eurasia is a Delaware formed under the laws of the British West Indies; AVF is a Colorado; and Maker’s chief executive office is located in Durango, Colorado, and (v) Maker does not own any Commercial Tort Claims (as defined in the UCC). Maker (i) shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any lien on or in the Collateral, or in any portion thereof except for the security interest created hereby in favor of Holder, and (ii) shall not, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of the Collateral or attempt or contract to do so except (I) the sale of Inventory in the ordinary course of business, (II) the granting of non-exclusive licenses in the ordinary course of business, and (III) the disposal of worn-out or obsolete Equipment (as defined in the UCC) in the ordinary course of business. Maker shall immediately notify Holder in writing of a change in Maker’s name, Maker’s state of organization, or the location of Maker’s chief executive office, and Maker shall take all actions reasonably required by Holder to ensure the continued perfection of Holder’s valid first and prior security interest in the Collateral. If Maker shall at any time acquire a Commercial Tort Claim, Maker shall immediately notify Holder in a writing signed by Maker of the brief details thereof and grant to Holder in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Note, with such writing to be in form and substance satisfactory to Holder. Maker shall maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to Maker, and, in any event, at not less than the full replacement cost of the Collateral. All such policies shall contain a provision whereby they may not be canceled or amended except upon 30 days (10 days for non-payment of premium) prior written notice to Holder, and all such policies shall name Holder as additional insured and loss payee. Maker shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith. Maker shall maintain and protect the Collateral in good order and working repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all needful and proper repairs, renewals and replacements thereto. Maker shall promptly inform Holder of any material damage or destruction to or of any of the Collateral. At any time and from time to time, upon the written request of Holder, and at the sole expense of Maker, Maker shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Holder may reasonably deem necessary or desirable to obtain the full benefits of this Note.

7. Limitation on Liens on Collateral. Maker will not create, permit or suffer to exist, and Maker will defend the Collateral against, and take such other action as is necessary to remove, any lien on the Collateral, and will defend the right, title and interest of Holder in and to any of Maker’s rights under the Collateral against the claims and demands of all persons whomsoever.

8. Limitations on Disposition. Maker will not sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so without the prior written consent of the Holder.

9. Further Identification of Collateral. Maker will, if so requested by Holder, furnish to Holder, as often as Holder reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Holder may reasonably request, all in such detail as Holder may specify.

10. Notices. Maker will advise Holder promptly, in reasonable detail, (i) of any lien or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Collateral or on the liens created hereunder.

11. Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may at its option, by written notice to the Maker (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 5.e shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Holder.

12. Late Charge. If Maker fails to pay any amount due hereunder (including, without limitation, any monthly installment or the final installment of principal and interest due on the Maturity Date) within ten (10) days following the due date, Maker shall pay a late charge of ten percent (10%) of the amount past due. Maker acknowledges and agrees that it would be extremely difficult or impracticable to fix the actual damages resulting from Maker's failure to pay amounts when due, and therefore, Maker shall pay such late charges not as a penalty, but for the purpose of defraying the expenses incident to handling amounts past due. Such late charges represent the reasonable estimate of the loss that may be sustained by Holder due to the failure of Maker to timely pay amounts due hereunder. Without prejudicing or affecting any other rights or remedies of Holder, Maker shall pay the late charge to Holder as liquidated damages to cover expenses incurred in handling such delinquent payment.

13. Waivers. Maker, without affecting Maker's liability, waives all defenses available to Maker of diligence, presentment, protest and demand, and also notice of protest, demand, nonpayment, dishonor and maturity and consents to any extension of the time or terms of payment hereof, any and all renewals or extensions of the terms hereof, any release of all or any part of any security given for this Note, any acceptance of additional security of any kind and any release of any party liable under this Note. Any such renewals or extensions may be made without notice to Maker.

14. Cost of Collection. Maker agrees to pay all costs of collection, all costs of suit, foreclosure or other enforcement of this Note and any other documents executed in connection therewith, and all costs in the event Holder is made a party to any litigation (including, without limitation, appellate and bankruptcy proceedings) because of the existence of this Note. For the purpose of this provision, “costs” shall include all actual attorneys' fees and costs, consultants' fees, experts' fees and the like.

15. Compliance with Usury Laws. This loan is specifically NOT for personal, family or household purposes. Maker is a business entity and not a consumer.

16. Forbearance Not a Waiver. If Holder delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any Holder’s rights or of any breach, default, or failure of condition under this Note. No waiver by Holder of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Holder

17. Representation on Use of Proceeds. Maker represents and warrants to Holder that the proceeds of this Note will be used solely for business, commercial investment, or similar purposes, and that no portion of it will be used for personal, family, or household purposes.

18. Miscellaneous.

a. Assignment. Holder may, at its sole option, assign this Note and/or designate any other person or entity as the holder hereof.

b. No Modifications or Amendments; No Waiver. Except as specified herein, this Note may not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision on a subsequent event.

c. Severability. Any provision of this Note which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term hereof, and such other provisions or terms shall remain in full force and effect.

d. Successors and Assigns. Whenever used herein, the terms “Holder” and “Maker” shall be deemed to include their respective heirs, personal representatives, successors and assigns.

e. Choice of Law. This Note shall be subject to, governed by, construed, and enforced pursuant to the internal laws of the State of Colorado applicable to instruments, persons and transactions having contacts and relationships solely within the State of Colorado. In the event of any dispute or controversy arising under this Note, the parties mutually consent to the jurisdiction of the courts of the State of Colorado.

[Signature page follows]

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above.

MAKER:

Artesian Valley Farm, LLC,
a Colorado limited liability company

By:	/s/ Ronnie Dale Guffey
	Name:	R onnie Dale Guffey
	Title:	Sole Member

Eurasia Energy Ltd.,
a corporation formed under the laws of the British West Indies

By:	/s/ Marilyn Giulia Roosevelt
	Name:	Marilyn Giulia Roosevelt
	Title:	Director (Duly Authorized)